Exhibit 10.2

RESTRICTED STOCK UNIT GRANT AGREEMENT

THIS AGREEMENT is made and entered into as of May 5, 2009, by and between CSX CORPORATION (“CSX”), a Virginia corporation, and __________ (the “Recipient”).

WHEREAS, CSX intends to create a compensation incentive for Recipient to remain as an employee of CSX.

NOW, THEREFORE, in consideration of their mutual promises and undertakings, CSX and Recipient mutually agree as follows:

1.           In consideration of Recipient’s continued and uninterrupted employment with CSX, or an Affiliate thereof, for the period from May 5, 2009 through May 4, 2012 (the “Employment Period”), the Recipient is hereby granted __________ restricted stock units (“RSU’s”) wherein each unit represents one share of CSX Corporation common stock, $1 par value (“CSX Stock”).  Except as provided below in Section 2, the RSU’s vest upon completion of the Employment Period and are awarded as soon as practicable thereafter in the form of CSX Stock.  The grant hereunder is made under CSX’s Omnibus Incentive Plan (the “Plan”), the provisions of which are thereby incorporated by reference.  During the Employment Period, CSX will pay to Recipient, based upon the number of RSU’s granted, an amount equal to dividends (“Dividend Equivalents”) declared and payable on the CSX common stock net of applicable withholding taxes.

2.    In the event of a termination of Recipient’s employment before the end of the Employment Period, by reason of Recipient’s death or Disability, full and immediate vesting shall apply, and CSX Stock shall be awarded immediately. In the event of a termination of Recipient’s employment before the end of the Employment Period by reason of Retirement, pro rata vesting shall apply, and CSX Stock shall be awarded in December of the year in which such retirement occurs.

For purposes of this Agreement, Retirement shall mean the attainment of age 55 and 10 years of service with the Company or an Affiliate, or attainment of age 65.  “Disability” shall mean the Recipient’s becoming disabled within the meaning of the long-term disability plan of the Company covering the Recipient.

Any RSU’s granted to the Recipient that do not vest during the Employment Period shall be forfeited.

3.           Recipient shall be solely responsible for any and all federal, state, and local taxes which may be imposed as a result of the vesting of the RSU grant, the receipt of CSX Stock, and receipt of dividends.

4.           In the event of any change (such as recapitalization, merger, consolidation, stock dividend, or otherwise) in the character or amount of CSX Corporation common stock, $1 par value prior to delivery of CSX Stock, (a) the number of shares of CSX Stock to which Recipient shall be entitled at delivery shall be the same as if the recipient had actually owned CSX Stock instead of RSU’s at the time of such change, and (b) the amount of Dividend Equivalents payable on the RSU’s shall also be based upon such change.

5.           Nothing in this Agreement shall be interpreted or construed to create a contract of employment between the Company and the Recipient.  This Agreement is intended solely to provide Recipient an incentive to continue existing employment.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date indicated below.

RECIPIENT:	CSX CORPORATION

/s/	By:
Name	Title

Dated:
Employee No.: